EXHIBIT 10.1

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE ("Amendment 2") is made and entered into as of the 1st day of June, 2022, by and between THE MEDICINES COMPANY, a Delaware corporation ("Sublessor"), and GOSSAMER BIO, INC., a Delaware corporation ("Sublessee").

R E C I T A L S :

A.Sublessor and Sublessee entered into that certain Sublease dated as of December 29, 2017 (the "Original Sublease") as amended by that certain Acknowledgement of Commencement Date and Expiration Date dated as of February 9, 2018 ("Commencement Memo"), and as amended by Amendment 1, dated August 24, 2018 (“Amendment 1”), whereby Sublessee Subleased certain space to Sublessor in the building located at 3013 Science Park Road, San Diego, California 92121 (the “Building”). The Original Sublease, as amended by the Commencement Memo and Amendment 1, is referred to herein as the "Sublease."

B. By this Amendment 2, Sublessor and Sublessee desire to exercise their Renewal Option on the Existing Premise as set forth in Section 12 of the Amendment 1.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Sublease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

1. The Premises. Sublessor currently subleases to Sublessee that certain space containing approximately 63,667 rentable square feet located on the first (1st) and second (2nd) floors of the Building and known as Suites 200 and 250 (the "Premises"). The Premises consists of the combination of spaces referred to in Amendment 1 as “Existing Premises” (32,039 square feet) and the “Expansion Space” (31,628 square feet).

2. Execution of Renewal Option. Sublessor is executing its Renewal Option as defined in Section 12 of Amendment 1.
3. Extension/Term. Sublessee's lease of the Premises is extended until January 31, 2025 ("Termination Date"). The Monthly base rent of the period running from and shall commence on January 1, 2023 through January 31, 2025 is as set forth in Section 4 below.

4. Monthly Base Rent. During the Expansion Space Term, Sublessee shall pay Monthly Base Rent for the Expansion Space only as follows:

EXHIBIT 10.1

Period of Expansion Space Term	Approximate Square Footage of Expansion Space	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
1/1/23 – 12/31/23	31,628	$135,367.84	$4.28
1/1/24 – 12/31/24	31,628	$139,479.48	$4.41
1/1/25 – 1/31/25	31,628	$143,907.40	$4.55

5. Additional Rent. Per Section 6C of the Original Sublease, which covers Operating Expense, Amenities, etc... Sublessee’s Pro Rata Share is 100% of such costs.

6. Termination Option. Tenant has no Termination Option.

7. Hazardous Materials. Sublessor will provide an updated Surrender Plan (as defined in Article 28 of the Master Lease) to Sublessee for the Premises, which plan Sublessor will endeavor to deliver on or before March 31, 2023.

8. CASp Disclosure. Consistent with Amendment 1, pursuant to California Civil Code §1938, Sublessor hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code §55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Sublessor hereby provides the following notification to Sublessee: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises. In the event Sublessee wishes to obtain a CASp inspection, Sublessee will be required to comply with all terms of the Master Lease and will be responsible for the payment of all costs associated with such inspection and any cost required to correct violations of construction related accessibility standards identified by the CASp inspection.

9. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment 2, other than Jones Lang LaSalle (for Sublessor) and Hughes Marino (for Sublessee). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

EXHIBIT 10.1
10. Lessor Consent. This Amendment 2 is subject to and contingent upon Lessor's execution of a consent document in a form reasonably acceptable to Sublessor and Sublessee within thirty (30) days of the date hereof. In the event Lessor does not execute such consent within such time, either party may terminate this Amendment 2 (in which case the Original Sublease will remain in full force and effect notwithstanding such termination) upon written notice to the other party, which termination will be effective upon receipt. For clarification, in the event this Amendment 2 is terminated as provided above, Sublessee’s right to extend the term of the Sublease on Expansion Space per Section 12 of the First Amendment to Sublease shall remain intact and the parties shall use commercially reasonable efforts to receive Lessor’s consent document in a form reasonably acceptable to Sublessor and Sublessee.

11. Representations. Each party represents and warrants to the other that: (a) it is properly formed and validly existing under the laws of the state in which it is formed and with respect to Sublessee only, is authorized to transact business in the state in which the Building is located; (b) it has full right and authority to enter into this Amendment and to perform all of its obligations hereunder (subject to Lessor’s consent); and (c) each person (and both persons if more than one signs) signing this Amendment 2 on behalf of such party is duly and validly authorized to do so.

12. Anti-Terrorism Laws. Consistent with Amendment 1, Sublessee and Sublessor each represent and warrant that the representing party: (i) is not, and shall not become, a person or entity with whom the other party is restricted from doing business with under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, but no limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) is not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder. Prior to any change in ownership of Sublessee, the applicable party shall sign a written statement to Sublessor affirming their compliance with the terms of this Section 18. The indemnity obligations of the Sublease shall apply to any breach of this Section.

13. Defaults. Sublessee hereby represents and warrants to Sublessor that, as of the date of this Amendment 2, Sublessee is in full compliance with all terms, covenants and conditions of the Sublease and Amendment 1 and that there are no breaches or defaults under the Sublease by Sublessor or Sublessee, and that Sublessee knows of no events or circumstances which, given the passage of time, would constitute a default under the Sublease by either Sublessor or Sublessee. Sublessor hereby warrants and represents to Sublessee that, to Sublessor’s current actual knowledge, the Master Lease is in full force and effect and Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any provisions of the Master Lease.

14. No Further Modification. Except as set forth in this Amendment 2, all of the terms and provisions of the Sublease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Sublease" shall refer to the Sublease as amended by Amendment 1 this Amendment 2.

15. Counterparts. This Amendment 2 may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Amendment shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

EXHIBIT 10.1
[Signature Page Follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, this Amendment 2 has been executed as of the day and year first above written.

"Sublessor:"

THE MEDICINES COMPANY a Delaware corporation

By: /s/ John McKenna
    Print Name: John McKenna
Title: Chief Financial Officer

"Sublessee"

GOSSAMER BIO, INC.,
a Delaware corporation

By: /s/ Christian Waage
Print Name: Christian Waage
Title: Executive Vice President, Technical Operations & Administration

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